EXHIBIT 99.1

News Release

For Release:    IMMEDIATE RELEASE
Contact:    Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS THIRD QUARTER 2011 RESULTS
Funds From Operations Up 22.0%
Same Center Net Operating Income Increases 5.0% for the Quarter

Greensboro, NC, October 25, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported its financial results for the quarter and nine months ended September 30, 2011. Funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 22.0% for the three months ended September 30, 2011 to $37.9 million, or $0.39 per share, as compared to FFO of $31.1 million, or $0.34 per share for the three months ended September 30, 2010. For the nine months ended September 30, 2011, FFO increased 18.1% to $97.1 million, or $1.02 per share, as compared to FFO of $82.2 million, or $0.89 per share, for the nine months ended September 30, 2010.

“Our operating results continue to be very strong through the third quarter. Driven by our ability to achieve substantial rental rate increases, same center net operating income was up 5.0% for the quarter and 4.9% for the first nine months of the year,“ commented Steven B. Tanger, President and Chief Executive Officer. “We have had a productive year so far, integrating four newly acquired centers into our portfolio and negotiating numerous joint ventures for future growth,” he added.

FFO for all periods shown was impacted by a number of charges as described in the summary below ($'s in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30		September 30,
	2011	2010	2011	2010
FFO as reported	$37,896	$31,064	$97,115	$82,178
As adjusted for:
Loss on termination of derivatives	—	—	—	6,142
Acquisition costs	978	—	2,519	—
Abandoned development costs	—	—	158	365
Demolition costs Hilton Head I, South Carolina	—	—	—	699
Impairment charges	—	111	—	846
Loss on early extinguishment of debt	—	—	—	563
Gain on sale of outparcel	—	—	—	(161)
Impact of above adjustments to the allocation
of FFO to participating securities	(8)	(1)	(25)	(69)
FFO as adjusted	$38,866	$31,174	$99,767	$90,563
FFO per share as adjusted	$0.40	$0.34	$1.05	$0.98

Excluding these charges, adjusted FFO for the third quarter and nine months ended September 30, 2011 would have been $0.40 and $1.05 per share respectively, while FFO for the third quarter and nine months ended September 30, 2010 would have been $0.34 and $0.98 per share respectively.

The company's FFO for the third quarter and nine months ended September 30, 2011 also included a reversal of a previously recorded charge of approximately $848,000, or $0.01 per share representing its one-third share of the incremental default interest originally accrued at its Deer Park joint venture, described in more detail below.
Net income available to common shareholders for the three months ended September 30, 2011 increased 7.4% to $12.3 million or $0.14 per share, as compared to net income of $11.5 million, or $0.14 per share for the three months ended September 30, 2010. For the nine months ended September 30, 2011 net income available to common shareholders increased 92.4% to $30.8 million or $0.37 per share, as compared to net income of $16.0 million, or $0.20 per share for the nine months ended September 30, 2010.  Net income available to common shareholders for the above periods were also impacted by the charges described above.
Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Third Quarter Highlights

•	Broke ground on a joint venture project for a new Tanger Outlet Center south of Houston, Texas

•	Completed the acquisition of The Outlets at Hershey in Hershey, Pennsylvania

•	27.8% debt-to-total market capitalization ratio, compared to 21.2% last year

•	4.11 times interest coverage ratio for the three months ended September 30, 2011

•	5.0% increase in same center net operating income for consolidated properties during the quarter compared to 3.6% last year

•	4.9% increase in same center net operating income for consolidated properties during the nine months compared to 2.4% last year

•	24.6% blended increase in average base rental rates on renewed and released space for consolidated properties during the first nine months, compared to 14.6% last year

•	98.3% occupancy rate for consolidated properties compared to 98.1% last year

•	Reported tenant comparable sales for consolidated properties increased by 3.5% to $362 per square foot for the rolling twelve months ended September 30, 2011

National Portfolio Drives Operating Results

During the first nine months of 2011, Tanger executed 419 leases, totaling 1,844,000 square feet within its consolidated properties. Lease renewals during the first nine months of 2011 accounted for 1,323,000 square feet, which generated a 13.8% increase in average base rental rates. Base rental increases on re-tenanted space during the first nine months averaged 51.3% and accounted for the remaining 521,000 square feet.

Same center net operating income for the consolidated properties increased 5.0% for the third quarter of 2011, compared to 3.6% last year and increased 4.9% for the first nine months of 2011, compared to 2.4% for the first nine months of 2010. Reported tenant comparable sales for the consolidated properties for the rolling twelve months ended September 30, 2011 increased 3.5% to $362 per square foot, while reported tenant comparable sales for the three months ended September 30, 2011 increased 2.1%.

Investment Activities Provide Potential Future Growth
On August 30, 2011, the company celebrated the ground breaking of the Tanger Outlet Center being developed in a 50/50 joint venture with Simon Property Group, Inc. The center is located approximately 30 miles south of Houston and 20 miles north of Galveston on the highly traveled Interstate 45, Exit 17 at Holland Road in Texas City, Texas. Houston is currently the fourth largest U.S. city, and Galveston is a popular Gulf Coast getaway destination that attracts over 5 million visitors a year. When completed, the center will play host to over 90 brand name and designer outlet stores in the first phase of approximately 350,000 square feet, with ample room for expansion for a total build out of approximately 470,000 square feet. Opening of the center is currently scheduled to be in time for the busy 2012 holiday season.

On October 3, 2011, Tanger announced the closing of the acquisition of substantially all of the economic interests in The Outlets at Hershey, a popular outlet center located adjacent to Hershey Chocolate World and Amusement Park on Route 39 near Interstate 81 in Hershey, Pennsylvania. The $56.0 million acquisition price consisted of approximately $24.6 million in cash and the assumption of approximately $31.4 million of indebtedness.

Balance Sheet Summary

As of September 30, 2011, Tanger's total market capitalization had increased 22.8% from a year earlier to approximately $3.5 billion including $982.2 million of debt outstanding, equating to a 27.8% debt-to-total market capitalization ratio. As of September 30, 2011, 67.2% of Tanger's debt was at fixed interest rates and the company had $172.3 million outstanding on its $400.0 million in available unsecured lines of credit. During the third quarter of 2011, Tanger maintained a strong interest coverage ratio of 4.11 times.

Deer Park Joint Venture

On May 17, 2011, the $269.3 million in loans related to the company's Deer Park, New York joint venture matured and the joint venture did not qualify for the one-year extension option under the loans. Subsequently, the joint venture had been accruing interest expense at the default rate of approximately 9.20%. Tanger's one-third share of the incremental interest expense for the second quarter of 2011 was approximately $848,000, or $0.01 per share which was subsequently reversed in the third quarter of 2011 as a result of the joint venture partners and the administrative agent bank of the lender group signing a non-binding term sheet for a three year extension of the loan from its original maturity date. Upon the signing of the term sheet, the default interest was waived and interest at the new stated rate of LIBOR plus 3.50% was paid from the original maturity date. The joint venture expects to close on the renewal loan during the fourth quarter of 2011. Upon closing, the joint venture will be required to make a $20 million paydown on the current principal balance, of which 1/3 or approximately $6.67 million will be funded by Tanger.

2011 Per Share Guidance
Based on the accretive impact of the acquisition of the Hershey property, and the curing of the default interest rate on the Deer Park joint venture loan, along with the company's internal budgeting process, its view on current market conditions, and the strength and stability of its core portfolio, the company currently believes its net income available to common shareholders for 2011 will be between $0.50 and $0.53 per share and its FFO available to common shareholders for 2011 will be between $1.41 and $1.44 per share.
The company's estimates do not include the impact of any additional rent termination fees, potential refinancing transactions, the sale of any out parcels of land or the sale or acquisition of any additional properties.  The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2011:
	Low Range	High Range
Estimated diluted net income per share	$0.50	$0.53
Noncontrolling interest, gain/loss on acquisition of real
estate, depreciation and amortization uniquely
significant to real estate including noncontrolling
interest share and our share of joint ventures	0.91	0.91
Estimated diluted FFO per share	$1.41	$1.44

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 26, 2011, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 on Wednesday, October 26, 2011 and request to be connected to the Tanger Factory Outlet Centers Third Quarter 2011 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com under the Investor Relations section. SNL subscribers may also access the web cast via the SNL database, www.snl.com.

A telephone replay of the call will be available from October 26, 2011 starting at 1:00 P.M. eastern time through 11:59 P.M., November 2, 2011, by dialing 1-855-859-2056 (conference ID #10779317). Additionally, an online archive of the broadcast will also be available through November 2, 2011.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns or has ownership interests in, a portfolio of 38 outlet centers in 25 states coast-to-coast, totaling approximately 11.6 million square feet, leased to over 2,400 stores that are operated by more than 415 different brand name companies. More than 175 million shoppers visit Tanger Outlet Centers annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that furnishes a supplemental information package for the quarter ended September 30, 2011. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit the company's web site at www.tangeroutlet.com.
This press release contains forward-looking statements within the meaning of federal securities laws. These statements may include, but are not limited to, estimates of future net income per share and FFO per share, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the acquisition or development of new centers, and coverage of the current dividend as well as other statements  regarding management's beliefs, expectations, plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES
Base rentals (a)	$55,018	$44,857	$149,630	$132,322
Percentage rentals	2,684	1,910	5,212	4,263
Expense reimbursements	22,973	20,139	64,794	58,087
Other income	2,568	2,567	6,447	6,138
Total revenues	83,243	69,473	226,083	200,810
EXPENSES
Property operating	25,181	22,567	73,054	66,674
General and administrative	7,943	6,403	21,895	17,832
Acquisition costs	978	—	2,519	—
Abandoned development costs	—	—	158	365
Impairment charge	—	—	—	735
Depreciation and Amortization	22,964	16,805	58,787	60,388
Total expenses	57,066	45,775	156,413	145,994
Operating income	26,177	23,698	69,670	54,816
Interest expense	(11,958)	(8,767)	(32,996)	(24,666)
Loss on early extinguishment of debt (b)	—	—	—	(563)
Loss on termination of derivatives (c)	—	—	—	(6,142)
Income before equity in losses of unconsolidated joint ventures and discontinued operations	14,219	14,931	36,674	23,445
Equity in losses of unconsolidated joint ventures	(27)	(75)	(823)	(194)
Income from continuing operations	14,192	14,856	35,851	23,251
Discontinued operations (d)	—	(103)	—	(103)
Net income	14,192	14,753	35,851	23,148
Noncontrolling interests in Operating Partnership	(1,730)	(1,754)	(4,569)	(2,488)
Noncontrolling interests in other consolidated partnerships	2	—	2	—
Net income attributable to Tanger Factory Outlet Centers, Inc.	12,464	12,999	31,284	20,660
Preferred share dividends	—	(1,406)	—	(4,219)
Allocation of earnings to participating securities	(164)	(142)	(521)	(454)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$12,300	$11,451	$30,763	$15,987

Basic earnings per common share:
Income from continuing operations	$0.14	$0.14	$0.38	$0.20
Net income	$0.14	$0.14	$0.38	$0.20

Diluted earnings per common share:
Income from continuing operations	$0.14	$0.14	$0.37	$0.20
Net income	$0.14	$0.14	$0.37	$0.20

Funds from operations available to common
shareholders (FFO)	$37,896	$31,064	$97,115	$82,178
FFO per common share - diluted	$0.39	$0.34	$1.02	$0.89

a.
Includes straight-line rent and market rent adjustments of $1,168 and $965 for the three months ended September 30, 2011 and 2010 and $3,557 and $2,769 for the nine months ended September 30, 2011 and 2010, respectively.

b.	Includes for the nine months ended September 30, 2010 the write-off of unamortized term loan origination costs related to the repayment of our $235.0 million term loan facility in June 2010.

c.
Represents a loss on the termination of two interest rate swap agreements that were utilized as hedge instruments in relation to the variable interest rate payments from the $235.0 million term loan facility mentioned in (b) above.

d.
Represents discontinued results of operations from our Commerce I, Georgia Tanger Town Center which was sold in July 2010. The three and nine months ended September 30, 2010 includes an impairment charge of approximately $111.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS:
Rental property
Land	$148,002	$141,577
Buildings, improvements and fixtures	1,747,149	1,411,404
Construction in progress	1,800	23,233
	1,896,951	1,576,214
Accumulated depreciation	(494,518)	(453,145)
Rental property, net	1,402,433	1,123,069
Cash and cash equivalents	3,694	5,758
Rental property held for sale	—	723
Investments in unconsolidated joint ventures, net	9,447	6,386
Deferred lease and intangible costs, net	120,933	33,953
Deferred debt origination costs, net	6,327	7,593
Prepaids and other assets	50,856	39,452
Total assets	$1,593,690	$1,216,934

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,302 and $2,594 respectively)	$547,698	$554,616
Senior, unsecured bridge loan	150,000	—
Mortgages payable (including premium of $7,666 and $0, respectively)	112,235	—
Unsecured lines of credit	172,300	160,000
Total debt	982,233	714,616
Construction trade payables	19,331	31,831
Accounts payable and accrued expenses	44,127	31,594
Other liabilities	16,249	16,998
Total liabilities	1,061,940	795,039

Commitments
Equity
Tanger Factory Outlet Centers, Inc. equity
Common shares, $.01 par value, 300,000,000 shares authorized, 86,693,656 and 80,996,068 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	867	810
Paid in capital	718,318	604,359
Accumulated distributions in excess of net income	(257,930)	(240,024)
Accumulated other comprehensive income	1,516	1,784
Equity attributable to Tanger Factory Outlet Centers, Inc.	462,771	366,929
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	61,344	54,966
Noncontrolling interests in other consolidated partnerships	7,635	—
Total equity	531,750	421,895
Total liabilities and equity	$1,593,690	$1,216,934

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
FUNDS FROM OPERATIONS (a)	$14,192	$14,753	$35,851	23,148
Net income
Adjusted for:
Depreciation and amortization uniquely significant to real estate - discontinued operations	—	—	—	87
Depreciation and amortization uniquely significant to real estate - consolidated	22,763	16,675	58,256	60,018
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,280	1,289	3,922	3,834
Funds from operations (FFO)	38,235	32,717	98,029	87,087
Preferred share dividends	—	(1,406)	—	(4,219)
FFO attributable to noncontrolling interests in other consolidated partnerships	(19)	—	(19)	—
Allocation of earnings to participating securities	(320)	(247)	(895)	(690)
Funds from operations available to common shareholders	$37,896	$31,064	$97,115	$82,178
Funds from operations available to common shareholders per share - diluted	$0.39	$0.34	$1.02	$0.89

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	85,171	80,225	82,020	80,164
Effect of notional units	631	—	631	—
Effect of senior exchangeable notes	118	93	118	93
Effect of outstanding options	72	84	73	94
Diluted weighted average common shares (for earnings per share computations)	85,992	80,402	82,842	80,351
Exchangeable operating partnership units (b)	11,819	12,133	12,027	12,133
Diluted weighted average common shares (for funds from operations per share computations)	97,811	92,535	94,869	92,484

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	10,680	8,871	10,680	8,871
Partially owned - unconsolidated	948	948	948	948

Outlet centers in operation -
Consolidated	36	30	36	30
Partially owned - unconsolidated	2	2	2	2

States operated in at end of period (c)	24	21	24	21
Occupancy at end of period (c) (d)	98.3%	98.1%	98.3%	98.1%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (non-controlling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.
Excludes the partially owned and unconsolidated properties in Wisconsin Dells, Wisconsin which is operated by us through a 50% ownership joint venture and in Deer Park, New York which is operated by us through a 33.3% ownership joint venture.

d.	Excludes for the 2011 periods our wholly-owned, non-stabilized center in Hilton Head I, South Carolina which opened March 31, 2011.